EXHIBIT 10.1

AMENDMENT NO. 2 AND WAIVER TO CREDIT AGREEMENT

This AMENDMENT NO. 2 AND WAIVER TO CREDIT AGREEMENT dated as of September 30, 2008 (this “Amendment”) to the Credit Agreement dated as of October 17, 2006 and as amended by an Amendment to Credit Agreement dated June 25, 2007 (as further amended, restated, supplemented or modified, from time to time, the “Credit Agreement”), by and among MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (the “Company”), the Lenders party thereto and JPMORGAN CHASE BANK, N.A., a national banking association, as Administrative Agent for the Lenders.

WHEREAS, the Company has requested that the Lenders amend certain provisions of the Credit Agreement, and the Lenders and the Administrative Agent have agreed to amend such provisions of the Credit Agreement, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Amendments.

a. The definition of the term “Applicable Margin” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“Applicable Margin” shall mean (a) with respect to an Adjusted Libor Loan, the percentage set forth below under the heading “LIBOR Margin” opposite the applicable ratio, (b) with respect to an Alternate Base Rate Loan, the percentage set forth below under the heading “ABR Margin” opposite the applicable ratio and (c) with respect to calculation of the unused fee described in Section 3.04(a) hereof, the percentage set forth below under the heading “Unused Fee Rate” opposite the applicable ratio.

Leverage Ratio	ABR Margin (360 day basis)	LIBOR Margin (360 day basis)	Unused Fee Rate (360 day basis)
Greater than or equal to 3.50:1.00	1.25%	3.00%	.45%
Greater than or equal to 3.00:1.00 but less than 3.50:1.00	1.00%	2.75%	.40%
Greater than or equal to 2.50:1.00 but less than 3.00:1.00	.75%	2.50%	.40%
Greater than or equal to 2.00:1.00 but less than 2.50:1.00	.50%	2.25%	.35%
Less than 2.00:1.00	.25%	2.00%	.35%

Notwithstanding the foregoing, during the period commencing on September 30, 2008 and ending on the date of reset of the Applicable Margin in accordance with this paragraph, the ABR Margin shall be 1.00%, the LIBOR Margin shall be 2.75% and the

Unused Fee Rate shall be .40%. The Applicable Margin will be set or reset with respect to each Loan on the date which is five (5) Business Days following the date of receipt by the Administrative Agent of the financial statements referred to in Section 6.03(a) and Section 6.03(b) together with a certificate of the Financial Officer of the Company certifying the Leverage Ratio and setting forth the calculation thereof in detail; provided, however, if any such financial statement and certificate are not received by the Administrative Agent within the time period required pursuant to Section 6.03(a) or Section 6.03(b), as the case may be, the Applicable Margin will be set or reset, unless the rate of interest specified in Section 3.01(c) is in effect, based on a Leverage Ratio of greater than 3.50:1.00 from the date such financial statements and certificate were due until the date which is five (5) Business Days following the receipt by the Administrative Agent of such financial statements and certificate, and provided, further, that the Lenders shall not in any way be deemed to have waived any Default or Event of Default, including without limitation, an Event of Default resulting from the failure of the Company to comply with Section 7.13 of this Agreement, or any rights or remedies hereunder or under any other Loan Document in connection with the foregoing proviso. During the occurrence and continuance of a Default or an Event of Default, no downward adjustment, and only upward adjustments, shall be made to the Applicable Margin.

b. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition immediately before the definition of the term “Board”:

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions of all or any part of the Company’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the equity interests of any of the Company’s Subsidiaries, other than (i) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), (ii) equipment or other assets (including leases or subleases of real property) sold, replaced, abandoned, leased or otherwise disposed of that are obsolete, worn-out, condemned or are no longer used or useful in the business of the Company or any of its Subsidiaries, (iii) dispositions, by means of trade-in, of equipment used in the ordinary course of business, so long as such equipment is replaced, substantially concurrently, by like-kind equipment, or (iv) the use or transfer of cash and cash equivalents in a manner that is not prohibited by the terms of this Agreement.

c. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition immediately before the definition of “Business Day”:

“Brentwood Property” shall mean the premises located at 500 Expressway Drive South, Brentwood, New York.

d. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition immediately before the definition of “Commercial Letter of Credit”:

“Collateral Mortgage” shall mean a Mortgage and Security Agreement by Town of Islip Industrial Development Agency in favor of the Administrative Agent with respect to the Brentwood Premises, in form and substance satisfactory to the Administrative Agent and the Lenders.

e. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions immediately before the definition of the term “Default”:

“Consolidated Working Capital” at any date, the excess of Consolidated Current Assets on such date less Consolidated Current Liabilities on such date.

“Consolidated Current Assets” at any date, all amounts (other than cash and cash equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a balance sheet of the Company.

“Consolidated Current Liabilities” at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) but excluding (a) the current portion of any Indebtedness, and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

f. The definition of “Excess Cash Flow” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“Excess Cash Flow” for the fiscal year, the excess, if any, of (a) the sum, without duplication, of (i) Net Income for such fiscal, (ii) the amount of all non-cash charges (including depreciation and amortization charges) deducted in arriving at such Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, over (b) the sum, without duplication, of (i) the aggregate amount of all regularly scheduled principal payments of Indebtedness consisting of borrowed money made during such fiscal year, and (ii) increases in Consolidated Working Capital for such fiscal year.

g. The definition of the term “Fixed Charge Coverage Ratio” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“Fixed Charge Coverage Ratio” shall mean the ratio of (1) EBITDA to (2) the sum of (a) the current portion of Total Debt, plus (b) interest expense plus (c) cash dividends and distributions plus (d) stock repurchases. Each of the foregoing categories shall be measured on a Consolidated basis for the Company and its Subsidiaries and shall be calculated in accordance with Generally Accepted Accounting Principles consistently applied and shall be calculated (without duplication) for the four fiscal quarters then most recently ended, except for the current portion of Total Debt, which shall each be calculated for the next succeeding four fiscal quarters.

h. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition before the definition of the term “Net Income”:

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Company or any of its Subsidiaries from such Asset Sale (net of purchase price adjustments reasonably expected to be payable in connection therewith; provided that to the extent such purchase price adjustment is determined to be not payable or is otherwise not paid within 180 days of such Asset Sale (other than as result of a dispute with respect to such purchase price adjustment which is subject to a resolution procedure set forth in the applicable transaction documents), such proceeds shall constitute Net Asset Sale Proceeds), minus (ii) any bona fide costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale and any transfer, documentary or other taxes payable by seller in connection therewith, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Company or any of its Subsidiaries in connection with such Asset Sale including pension and other post-employment benefit liabilities and liabilities related to environmental matters and liabilities under indemnification obligations associated with such Asset Sale, and (d) brokerage fees, accountants’ fees, investment banking fees, legal fees, costs and expenses, survey costs, title insurance premiums and other customary fees actually incurred in connection with such Asset Sale.

i. The definition of the term “Security Documents” is hereby amended and restated in its entirety to provide as follows:

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, the Collateral Mortgage and each other Collateral Security Document delivered to the Administrative Agent hereunder.

j. Section 2.04 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“Section 2.04. Term Note The Term Loan made by each Lender shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit B, with appropriate insertions (individually a “Term Note” and, collectively, the “Term Notes”) payable to the order of such Lender and representing the obligation of the Company to pay the unpaid principal amount of the term Loan of such Lender with interest thereon as prescribed in Section 3.01. Each Lender is authorized to record the Type of its Term Loan and the date and amount of each payment or prepayment of principal thereof in such Lender’s records or on the grid schedule annexed to the Term Note; provided, however, that the failure of a Lender to set forth each payment and other information shall not in any manner affect the obligation of the Company to repay the Term Loan made by such Lender in accordance with the terms of its Term Note and this Agreement. The Term Note, the grid schedule and the books and records of each Lender shall constitute presumptive evidence of the information so recorded absent manifest error. Each Term Note shall (a) be dated the Closing Date, (b) be stated to mature on the Term Loan Maturity Date and (c) be payable as to principal in nineteen consecutive equal quarterly installments commencing on March 31, 2007 and on the last day of each March, June, September and December thereafter, with a twentieth and final payment on the Term Loan Maturity Date. The amount of such payments received by each Lender on the initial installment date and each installment date through June 30, 2008 shall be in the amount of each Lender’s Commitment Proportion of $3,250,000, for each installment date from September 30, 2008 through March 31, 2009 shall be in the amount of each Lender’s Commitment Proportion of $250,000, for each installment date from June 30,

2009 through March 31, 2010 shall be in the amount of each Lender’s Commitment Proportion of $1,625,000, for each installment date from June 30, 2010 through March 31, 2011 shall be in the amount of each Lender’s Commitment Proportion of $3,250,000, for each installment date from June 30, 2011 through September 30, 2011 shall be in an amount of each Lender’s Commitment Proportion of $5,325,000, and the last installment received by each Lender shall be in the amount of each Lender’s Commitment Proportion of the remaining principal amount outstanding. Each Term Note shall bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Section 3.01.”

k. Section 3.03 of the Credit Agreement is hereby amended by deleting paragraphs “(b)” and “(c)” thereof and by inserting the following paragraphs in substitution thereof:

“(b) Simultaneously with the delivery of the annual financial statements to be delivered pursuant to Section 6.03(a) hereof, the Company shall repay the Term Loan in an amount equal to 50% of Excess Cash Flow, less amounts equal to any principal balance of the Term Loan voluntarily prepaid by the Company during the relevant fiscal year.

(c) No later than the third Business Day following the date of receipt by the Company or any of its Subsidiaries of any Net Asset Sales Proceeds, the Company shall prepay the Loans in an aggregate amount equal to 100% of such Net Asset Sale Proceeds.

(d) The Company shall apply net proceeds (after costs and expenses) realized by the Company upon the sale of any equity interest in the Company or any debt instruments by the Company to prepay Loans hereunder. The Company shall prepay the Loans in an amount equal to 100% of such net proceeds promptly upon the closing of any such sale of equity interests or debt instruments.

(e) Each prepayment of principal of a Loan pursuant to this Section 3.03 shall be accompanied by accrued interest to the date prepaid on the amount prepaid and all amounts, if any, due pursuant to Section 3.08 hereof. Prepayments shall be applied first to prepay the outstanding principal balance of the Term Loan and then to reduce the outstanding principal balance of the Revolving Credit Loans. Prepayments of the Term Loan may not be reborrowed. Partial prepayments of any Loan shall be applied first to outstanding Alternate Base Rate Loans and then to Adjusted Libor Loans having the shortest remaining Interest Periods. Prepayments of Adjusted Libor Loans shall be accompanied by the amounts, if any, due pursuant to Section 3.08.”

l. Section 7.13(b) (Maximum Leverage Ratio) of the Credit Agreement is hereby amended by deleting the chart therefrom and substituting the following in its place:

Period	Ratio
From 6/30/10 and thereafter	2.50:1.00

m. Section 7.13(c) (Fixed Charge Coverage Ratio) of the Credit Agreement is hereby amended and restated to provide in its entirety as follows:

“(c) Fixed Charge Coverage Ratio. Permit the Fixed Change Coverage Rate at the end of any quarter to be less than the ratio set forth below opposite the applicable period:

Period	Ratio
9/30/08 – 3/31/09	1.25:1.00
6/30/09 – 3/31/10	1.00:1.00
6/30/10 and thereafter	1.10:1.00

n. Section 7.13 of the Credit Agreement is hereby amended to insert the following subsections “(e)” and “(f)” therein immediately following subsection “(d)” thereof:

“(e) Minimum EBITDA. Permit EBITDA to be less than the amounts set forth below for the periods set forth below:

Period	Minimum EBITDA
2 fiscal quarters ending 9/30/08	$7,500,000
3 fiscal quarters ending 12/31/08	$10,000,000
4 fiscal quarters ending 3/31/09 and 6/30/09	$12,500,000
4 fiscal quarters ending 9/30/09 through 3/31/10	$15,000,000

(f) Limitation on Net Losses. Permit Net Losses in excess of (i) $500,000 for the fiscal quarter ending 9/30/08 and (ii) $500,000 for the six months ending 12/31/08, or permit Net Losses to occur in two consecutive fiscal quarters commencing with the two quarters ending in 3/31/09.”

o. Exhibit B to the Agreement is hereby amended and replaced by Exhibit B annexed to this Amendment.

2.	Waiver.

a. The Lenders hereby waive the requirements of Section 3.03(b) of the Credit Agreement solely with respect to the payment that would otherwise be payable on March 31, 2008.

b. Except as expressly waived hereby, the Credit Agreement remains in full force and effect in accordance with the terms thereof. The Credit Agreement is ratified and confirmed in all respects by each Company. The waiver herein is specifically limited to the matter set forth above and for the specific instance and purpose for which given and does not constitute directly or by implication an amendment or waiver of any other provisions of the Credit Agreement or a waiver of any Default or Event of Default.

3.	Agreement with Respect to Collateral Mortgage.

a. This Company agrees that the Administrative Agent shall engage an appraiser to perform an appraisal on the Brentwood Premises (an “Appraisal”), which Appraisal shall show a value of not less than $12,500,000 and which Appraisal shall be satisfactory to the Administrative Agent in all aspects. In addition, the Company shall provide the Administrative Agent with a satisfactory flood search indicating that the Brentwood Premises is not in a flood hazard zone. The Administrative Agent shall also complete a review of the environmental status of the Brentwood Premises and shall have received such expert assessments, reports and analyses thereof as it shall reasonably request and such review and reports and analyses must be satisfactory in form and content to the Administrative Agent.

b. Within 120 days after execution and delivery of this Amendment, the Company shall delivery to the Administrative Agent for recording a fully executed Collateral Mortgage in an amount equal to $10,000,000, together with (a) a title policy and a lender’s title insurance binder issued by an insurance company authorized to transact business in the State of New York and acceptable to the Lenders naming the Administrative Agent as insured and insuring that the Collateral Mortgage creates a continuing, valid lien on the Brentwood Premises, prior to all Liens, and securing an amount and on terms and conditions satisfactory to the Required Lender at such time, (b) a current legal description and survey of the Brentwood Premises, certified to the Administrative Agent and the title company, (c) a certificate of insurance from an independent insurance broker confirming the insurance required to be maintained pursuant to the Collateral Mortgage, with respect to the Brentwood Premises, naming the Administrative Agent as mortgagee with respect to such insurance, (d) copies of all documents executed and delivered in connection with the proposed transaction with the Town of Islip Industrial Development Agency (the “IDA”), as may be requested by the Administrative Agent and the Lender, including authorization by the IDA and (r) such other documents, promissory notes, agreements and information that the Administrative Agent and the Lenders may request.

c. In the event that the Appraisal of the Brentwood Premises indicates a fair market value of less than $12,500,000, the Company shall mortgage its premises located at 10 Columbia Boulevard, Clarksburg, West Virginia, and such additional properties of the Company as are necessary to cause the fair market value of properties mortgaged to secure the Company’s obligations hereunder to be not less than $12,500,000, in order to provide one or more mortgages aggregating not less than $10,000,000. In such event, the Company shall deliver to the Administrative Agent an additional mortgage in form and substance satisfactory to the Administrative Agent and the Lenders, together with each of such documents as are required under clause (b) above and such other documents and agreements as the Administrative Agent may reasonably require, including an additional amendment to the Credit Agreement.

d. The Company agrees to pay all title insurance premiums, appraisal fees, fees for any environmental consultant or engineer, recording and filing fees and charges and other expenses incurred by the Administrative Agent in connection with the Appraisal, the recording of the Collateral Mortgage and the delivery of any documents required pursuant to this Section, including such documents as may be required pursuant to clause “(c)” above and fees for any appraisal and environmental review conducted with respect to such additional property.

4.	Conditions to Effectiveness.

This Amendment shall become effective upon receipt by (x) the Administrative Agent of: (a) this Amendment, duly executed by the Company and the Guarantors, (b) a certificate of the Secretary or Assistant Secretary of the Company, dated as of the date hereof, in the form of Exhibit 1 hereto, and (c) such other documents, instruments and agreements that the Administrative Agent shall reasonably require with respect thereto and (y) each Lender of a duly executed substitute Term Note, substantially in the form of Exhibit B to this Amendment with appropriate insertions,

5.	Miscellaneous.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings as defined in the Credit Agreement.

Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect in accordance with the original terms thereof.

The amendments set forth above are limited specifically to the matters set forth above and for the specific instances and purposes given and do not constitute directly or by implication a waiver or amendment of any other provision of the Credit Agreement or a waiver of any Default or Event of Default, whether now existing or hereafter arising, which may occur or may have occurred.

The Company hereby represents and warrants that (a) after giving effect to this Amendment, the representations and warranties made by the Company and each of its Subsidiaries pursuant to the Credit Agreement and the other Loan Documents to which each is a party are true and correct in all material respects as of the date hereof with the same effect as though such representations and warranties had been made on and as of such date, unless any such representation or warranty is as of a specific date, in which case, as of such date, and (b) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

The Company hereby: (a) acknowledges and confirms that, notwithstanding the consummation of the transactions contemplated by this Amendment, (i) all terms and provisions contained in the Security Documents are, and shall remain, in full force and effect in accordance with their respective terms and (ii) the liens heretofore granted, pledged and/or assigned to the Administrative Agent for the benefit of the Lenders as security for the Company’s obligations under the Credit Agreement (including, without limitation, the amended and restated Revolving Credit Notes), the Credit Agreement and the other Loan Documents shall not be impaired, limited or affected in any manner whatsoever by reason of this Amendment and that all such liens shall be deemed granted, pledged and/or assigned to the Administrative Agent for the benefit of the Lenders as security for the Company’s obligations to the Administrative Agent and the Lenders, including, without limitation, those arising in connection with the increase in the Revolving Credit Commitment; and (b) represents, warrants and confirms the non-existence of any offsets, defenses, or counterclaims to its obligations under the Credit Agreement or any Loan Document.

This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one Amendment. This Amendment shall become effective when duly executed counterparts hereof which, when taken together, bear the signatures of each of the parties hereto shall have been delivered to the Administrative Agent.

This Amendment shall constitute a Loan Document.

This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[next page is signature page]

IN WITNESS WHEREOF, the Company, the Lenders and the Administrative Agent have caused this Amendment to be duly executed by their duly authorized officers, all as of the day and year first above written.

MEDICAL ACTION INDUSTRIES INC.

By:
Name:	Paul D. Meringolo
Title:	Chief Executive Officer/President

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:
Name:	Stephen Zajac
Title:	Senior Vice President

CITIBANK, N.A., as a Lender

By:
Name:
Title:

SOVEREIGN BANK, N.A., as a Lender

By:
Name:
Title:

The undersigned, not parties to the Credit Agreement but as Guarantors under the Guaranty and as Grantors under the Security Agreement, each hereby (a) accept and agree to the terms of the foregoing Amendment, (b) acknowledge and confirm that all terms and provisions contained in their respective Guaranty are, and shall remain, in full force and effect in accordance with their respective terms and that its obligations thereunder include obligations of the Company owing to the Administrative Agent and the Lenders in connection with the increase in the Revolving Credit Commitment, and (c) (i) all terms and provisions contained in the Security Agreement are and shall remain, in full force and effect in accordance with their respective terms and (ii) the liens heretofore granted, pledged and/or assigned to the Lender as security for the Guaranteed Obligations (as defined in the Guaranty) shall not be impaired, limited or affected in any manner whatsoever by reason of this Amendment and that all such liens shall be deemed granted, pledged and/or assigned to the Administrative Agent for the benefit of the Lenders as security for the Guaranteed Obligations, including, without limitation, those Guaranteed Obligations related to Revolving Credit Loans.

MAI ACQUISITION CORP.

By:
Name:	Paul D. Meringolo
Title:	Chief Executive Officer/President

MEDEGEN NEWCO, LLC

By:
Name:	Paul D. Meringolo
Title:	Chief Executive Officer/President

MEDEGEN MEDICAL PRODUCTS, LLC

By:
Name:	Paul D. Meringolo
Title:	Chief Executive Officer/President